Exhibit 99.1

Investor Relations

News from Aon
Aon Reports Fourth Quarter and Full Year 2018 Results
Fourth Quarter Key Metrics as Reported Under U.S. GAAP(1)

•	Total revenue decreased 5% to $2.8 billion, including a decrease of $225 million, or 8%, related to the FASB's new revenue recognition standard

•	Operating margin decreased 270 basis points to 18.0%, including a decrease of 450 basis points related to the FASB's new revenue recognition standard

•	EPS increased to $1.13, including a decrease of $0.53 related to the FASB's new revenue recognition standard
Fourth Quarter Key Metrics as Comparable to Pro Forma Financials and Highlights(1)

•	Total revenue increased 3% to $2.8 billion, including 6% organic revenue growth

•	Operating margin increased 180 basis points to 18.0%, and operating margin, adjusted for certain items, increased 280 basis points to 25.8%

•	EPS increased to $1.13, and EPS, adjusted for certain items, increased 19% to $2.16

•	Repurchased 1.2 million Class A Ordinary Shares for approximately $200 million
………………………………………………………………………………………………………………………………………………
Full Year Key Metrics as Reported Under U.S. GAAP(1)

•	Total revenue increased 8% to $10.8 billion, including a decrease of $13 million related to the FASB's new revenue recognition standard

•	Operating margin increased 380 basis points to 14.3%, including a decrease of 20 basis points related to the FASB's new revenue recognition standard

•	EPS increased 180% to $4.29, including a decrease of $0.05 related to the FASB's new revenue recognition standard
Full Year Key Metrics as Comparable to Pro Forma Financials and Highlights(1)

•	Total revenue increased 8% to $10.8 billion, including 5% organic revenue growth

•	Operating margin increased 380 basis points to 14.3%, and operating margin, adjusted for certain items, increased 220 basis points to 25.0%

•	EPS increased to $4.29, and EPS, adjusted for certain items, increased 26% to $8.16

•	Cash flow from operations increased 152% to $1,686 million and free cash flow increased 198% to $1,446 million

•	Repurchased 10.0 million Class A Ordinary Shares for approximately $1.4 billion

“Our results for the quarter reflect both a strong operational and financial performance to finish the year, highlighted by organic revenue growth of 6%, with growth across every solution line, and substantial operating improvement reflected in +280 basis points of margin expansion and 19% growth in adjusted earnings per share. For the full year, we delivered our strongest level of organic revenue growth since 2006 and achieved $8.16 of adjusted earnings per share, fully delivering on our near-term target to exceed $7.97 per share in 2018,” said Greg Case, Chief Executive Officer. “Our strong performance reflects initial success from the strategic actions we have progressively taken to drive Aon United, while also absorbing significant investments to support long-term growth initiatives. Our team is excited about the momentum we have heading into 2019 and the firm’s outlook for substantial long-term client and shareholder value creation.”

(1) For additional information regarding the reconciliation of non-GAAP pro forma financials refer to pages 10-15 of this press release

LONDON - February 1, 2019 - Aon plc (NYSE: AON) today reported results for the three and twelve months ended December 31, 2018.
Net income from continuing operations attributable to Aon shareholders in the fourth quarter was $276 million, or $1.13 per share, compared to $10 million, or $0.04 per share, in the prior year period, which includes $(135) million, or $(0.53) per share, of unfavorable impact from adoption of the new revenue recognition standard. Net income per share from continuing operations on a comparable basis, adjusted for certain items, increased 19% to $2.16, including an unfavorable impact of $0.06 per share if the company were to hold foreign currency exchange rates constant, translating prior year period results at current period foreign exchange rates ("foreign currency translation"), compared to $1.82 in the prior year period. Certain items that impacted fourth quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release.
FOURTH QUARTER 2018 FINANCIAL SUMMARY
The fourth quarter financial results discussed herein represent performance from continuing operations unless otherwise noted. Adoption of the FASB’s new revenue recognition standard on January 1, 2018 is not reflected in reported 2017 financials. A comparable year-over-year view of reported 2018 results to unaudited pro forma 2017 results incorporating the impact of adoption of the new revenue recognition standard is provided in detail on pages 10-15 of this press release.
Total revenue in the fourth quarter decreased $139 million, or 5%, to $2.8 billion on a reported basis compared to the prior year period, including a decrease of $225 million, or 8%, related to adoption of the new revenue recognition standard. Excluding this impact, revenue on a comparable basis increased $86 million, or 3%, compared to the prior year period driven by 6% organic revenue growth, partially offset by a 2% unfavorable impact from foreign currency translation and a 1% decrease related to divestitures, net of acquisitions.
Total operating expenses in the fourth quarter decreased 2% to $2.3 billion on a reported basis compared to the prior year period, including a decrease of $60 million, or 3%, related to adoption of the new revenue recognition standard. Excluding this impact, expenses on a comparable basis increased $23 million, or 1%, compared to the prior year period driven primarily by a $23 million increase in restructuring costs, and an increase in expense associated with 6% organic revenue growth, partially offset by $52 million of incremental savings related to restructuring and other operational improvement initiatives, a $50 million favorable impact from foreign currency translation, and overall expense discipline.
Restructuring expenses were $119 million in the fourth quarter, primarily driven by costs associated with restructuring and separation initiatives and workforce reductions. Upon evaluating progress of the restructuring program in its final year, the Company has increased its estimated total cash investment by $150 million from $975 million to $1,125 million. In addition, the Company has increased its estimated non-cash spend by $50 million to approximately $100 million of non-cash charges associated with the program. To date, the Company has incurred $982 million, or 80% of the total estimated restructuring charges and $705 million, or 63%, of the total estimated cash spend. In addition to the restructuring charges, the Company continues to estimate $200 million of incremental capital expenditures associated with the three-year program, of which $93 million, or 47%, has been incurred to date. An analysis of restructuring and related costs by type is detailed on page 18 of this press release.
Restructuring savings in the fourth quarter related to restructuring and other operational improvement initiatives are estimated at $108 million, before any potential reinvestment, an increase of $52 million compared to the prior year period. Before any potential reinvestment of savings, restructuring and other operational improvement initiatives are now expected to deliver run-rate savings of $500 million annually in 2019, an increase of $50 million from the previous estimated savings of $450 million. To date, the Company has achieved $360 million, or 72%, of the total estimated annualized savings, before any potential reinvestment.

We do not expect any further adjustments to the total estimated program costs or annualized savings through the remainder of the program, which will be completed in the fourth quarter of 2019.
Foreign currency exchange rates in the fourth quarter had a $10 million, or $0.04 per share, unfavorable impact on reported net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates. On a comparable basis, there was a $16 million, or $0.06 per share, unfavorable impact from foreign currency translation on net income adjusted for certain items and the impact of adoption of the new revenue recognition standard.
Effective tax rate used in our U.S. GAAP financial statements for the fourth quarter was 32.5%, compared to 95.8% in the prior year period. After adjusting for the impact of adoption of the new revenue recognition standard and to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate on a comparable basis for the fourth quarter of 2018 increased to 16.5% compared to 14.7% in the prior year period, primarily driven by changes in the geographical distribution of income and a net unfavorable impact from discrete items. The prior year period included a net favorable impact from certain discrete items. These adjustments are discussed in the "Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share" on page 11 of this press release.
Weighted average diluted shares outstanding decreased to 245.0 million in the fourth quarter compared to 254.5 million in the prior year period. The Company repurchased 1.2 million Class A Ordinary Shares for approximately $200 million in the fourth quarter. As of December 31, 2018, the Company had $4.0 billion of remaining authorization under its share repurchase program.
CASH FLOW SUMMARY
Cash flow from operations for 2018 increased 152%, or $1,017 million, to $1,686 million compared to the prior year. The prior year included $940 million of cash tax payments related to the divestiture of the outsourcing business. Strong operational improvement and working capital improvements in both receivables and payables contributed to year-over-year growth, partially offset by $145 million of incremental cash restructuring charges and $80 million of accelerated pension contributions.
Free cash flow for 2018, defined as cash flow from operations less capital expenditures, increased 198%, or $960 million, to $1,446 million compared to the prior year, reflecting an increase in cash flow from operations, partially offset by a $57 million increase in capital expenditures, including investments in our operating model. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 10 of this press release.
Adjusted free cash flow for 2018, defined as free cash flow excluding certain near-term impacts resulting from the divestiture of the outsourcing business, including restructuring initiatives, increased 9%, or $159 million, to $1,937 million compared to the prior year. A reconciliation of free cash flow and adjusted free cash flow to cash flow from operations can be found in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 10 of this press release.

FOURTH QUARTER 2018 REVENUE REVIEW
The fourth quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in "Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow" on page 10 of this press release.

	Three Months Ended
	Dec 31, 2018	Dec 31, 2017	% Change	Revenue Recognition	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Commercial Risk Solutions	$1,273	$1,226	4%	(1)%	(3)%	—%	4%	4%
Reinsurance Solutions	162	359	(55)	(61)	(2)	2	(2)	8
Retirement Solutions	509	489	4	—	(2)	—	2	4
Health Solutions	558	538	4	(2)	(2)	—	—	8
Data & Analytic Services	271	298	(9)	—	(2)	—	(16)	9
Elimination	(3)	(1)	NA	NA	NA	NA	NA	NA
Total revenue	$2,770	$2,909	(5)%	(8)%	(2)%	—%	(1)%	6%
Total revenue decreased $139 million, or 5%, on a reported basis, including a decrease of $225 million, or 8%, related to adoption of the new revenue recognition standard. Excluding this impact, revenue on a comparable basis increased $86 million, or 3%, compared to prior year period, including organic revenue growth of 6%, highlighted by strong new business generation and management of the renewal book portfolio globally across our core portfolio.
Commercial Risk Solutions organic revenue growth increased 4% compared to the prior year period driven by solid growth across most major geographies, highlighted by record new business generation in the U.S., as well as strong growth in Latin America, EMEA, and the Asia Pacific regions.
Reinsurance Solutions organic revenue growth increased 8% compared to the prior year period driven by continued net new business generation in treaty, with particular strength in the U.S., as well as strong growth globally in facultative placements. In addition, market impact was modestly favorable on results in the fourth quarter.
Retirement Solutions organic revenue growth increased 4% compared to the prior year period driven by solid growth in core actuarial retirement, as well as solid growth in our talent and rewards practice for compensation benchmarking and consulting services.
Health Solutions organic revenue growth increased 8% compared to the prior year period driven by solid growth globally in health and benefits brokerage, highlighted by particular strength in the U.S. driven by new business generation and double-digit growth in voluntary benefits, as well as double-digit growth in both Asia and the EMEA region. Results also reflect strong growth across the healthcare exchanges primarily driven by net new client wins on both the active and retiree exchanges.
Data & Analytic Services organic revenue growth increased 9% compared to the prior year period driven by growth globally across our Affinity business, with particular strength in the U.S. across both business and consumer solutions.

FOURTH QUARTER 2018 EXPENSE REVIEW

	Three Months Ended
(millions)	Dec 31, 2018	Dec 31, 2017	$ Change	% Change
Expenses
Compensation and benefits	$1,601	$1,640	$(39)	(2)%
Information technology	121	124	(3)	(2)
Premises	87	89	(2)	(2)
Depreciation of fixed assets	50	39	11	28
Amortization and impairment of intangible assets	101	100	1	1
Other general expenses	311	316	(5)	(2)
Total operating expenses	$2,271	$2,308	$(37)	(2)%
Compensation and benefits expense decreased 2%, or $39 million, on a reported basis, including a $72 million decrease related to adoption of the new revenue recognition standard. Excluding this impact, compensation and benefits expense on a comparable basis increased $33 million, or 2%, compared to the prior year period due primarily to an increase in expense associated with 6% organic revenue growth and an $11 million increase in expenses related to acquisitions, net of divestitures, partially offset by $46 million of incremental savings related to restructuring and other operational improvement initiatives, a $35 million favorable impact from foreign currency translation, and an $11 million decrease in restructuring costs.
Information technology expense decreased 2%, or $3 million, compared to the prior year period due primarily to expense discipline as we continue to optimize our IT portfolio and a $2 million favorable impact from foreign currency translation, partially offset by a $6 million increase in restructuring costs.
Premises expense decreased 2%, or $2 million, compared to the prior year period due primarily to $7 million of incremental savings related to restructuring and other operational improvement initiatives and a $3 million favorable impact from foreign currency translation, partially offset by a $4 million increase in restructuring costs.
Depreciation of fixed assets expense increased 28%, or $11 million, compared to the prior year period primarily due to a $2 million increase in restructuring costs and an increase in certain asset write-offs.
Amortization and impairment of intangible assets expense increased 1%, or $1 million, compared to the prior year period.
Other general expenses decreased 2%, or $5 million, on a reported basis, including a $12 million increase related to adoption of the new revenue recognition standard. Excluding this impact, other general expenses on a comparable basis decreased 5%, or $17 million, compared to the prior year period primarily due to overall expense discipline, an $11 million decrease related to divestitures, net of acquisitions, and an $8 million favorable impact from foreign currency translation, partially offset by a $22 million increase in restructuring costs.
FOURTH QUARTER 2018 INCOME SUMMARY
The fourth quarter 2018 financial results discussed herein represent performance from continuing operations unless otherwise noted. Adoption of the FASB’s new revenue recognition standard on January 1, 2018 is not reflected in reported 2017 financials. A comparable year-over-year view of reported 2018 results to unaudited pro forma 2017 results incorporating the impact of adoption of the new revenue recognition standard is provided in detail on pages 10-15 of this press release. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the fourth quarters of 2018 and 2017, which are also described in detail in “Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release.

AS REPORTED

	Three Months Ended
(millions)	Dec 31, 2018	Dec 31, 2017	% Change
Revenue	$2,770	$2,909	(5)%
Expenses	2,271	2,308	(2)
Operating income - as reported	$499	$601	(17)%
Operating margin - as reported	18.0%	20.7%
Operating income decreased $102 million, or 17%, on a reported basis compared to the prior year period, including a decrease of $165 million, or 27%, related to adoption of the new revenue recognition standard. Operating margin decreased 270 basis points on a reported basis compared to the prior year period, including a decrease of 450 basis points related to adoption of the new revenue recognition standard.
AS COMPARABLE TO 2017 UNAUDITED PRO FORMA FINANCIALS

	Three Months Ended
		(Pro Forma)
(millions)	Dec 31, 2018	Dec 31, 2017	% Change
Revenue	$2,770	$2,684	3%
Expenses	2,271	2,248	1
Operating income	$499	$436	14%
Operating margin	18.0%	16.2%
Operating income - as adjusted	$716	$618	16%
Operating margin - as adjusted	25.8%	23.0%

Adjusting for certain items and the impact of adoption of the new revenue recognition standard detailed on page 11 of this press release, adjusted operating income on a comparable basis increased $98 million, or 16%, and adjusted operating margin on a comparable basis increased 280 basis points to 25.8%, each compared to the prior year period. The increase in adjusted operating margin on a comparable basis was primarily driven by strong organic revenue growth, including strong growth in areas of continued investment across the portfolio, and $52 million, or 190 basis points, of incremental savings from restructuring and other operational initiatives, partially offset by a $19 million, or -10 basis points, unfavorable impact from foreign currency translation. Core operational improvement of $65 million, or 10% of operating income growth, and +100 basis points of operating margin expansion compared to the prior year period also reflects the absorption of near-term investment in client-facing colleagues and capabilities to support long-term Aon United growth initiatives.
Interest income decreased $7 million. The prior year period included additional income earned on the remaining proceeds of the sale of the outsourcing business. Interest expense decreased $1 million to $70 million compared to the prior year period. Other pension income decreased $5 million to $11 million. The prior year period included a $5 million curtailment gain resulting from the divestiture of the outsourcing business. Other expense was an unfavorable impact of $14 million, or $0.05 per share, primarily reflecting losses on certain company-owned life insurance plans and net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

DISCONTINUED OPERATIONS
Net income from discontinued operations was $69 million, or $0.28 per share, compared to net loss of $29 million, or $(0.11) per share, in the prior year period. Net income from discontinued operations was primarily impacted by tax adjustments related to finalizing the 2017 accounting for U.S. Tax Reform pursuant to SAB118.

2018 FULL YEAR SUMMARY
The full year financial results discussed herein represent performance from continuing operations unless otherwise noted. Adoption of the FASB’s new revenue recognition standard on January 1, 2018 is not reflected in reported 2017 financials. A comparable year-over-year view of reported 2018 results to unaudited pro forma 2017 results incorporating the impact of adoption of the new revenue recognition standard is provided in detail on pages 10-15 of this press release.

Total revenue in 2018 increased $772 million, or 8%, to $10.8 billion on a reported basis compared to the prior year, including a decrease of $13 million related to adoption of the new revenue recognition standard. Excluding this impact, revenue on a comparable basis increased $785 million, or 8%, driven by 5% organic revenue growth, a 2% increase related to acquisitions, net of divestitures, and a 1% favorable impact from foreign currency translation.
Net income from continuing operations attributable to Aon shareholders on a reported basis was $1,134 million, or $4.29 per share, compared to $1,226 million, or $1.53 per share, in the prior year, which includes $(13) million, or $(0.05) per share, of unfavorable impact from adoption of the new revenue recognition standard. Net income per share from continuing operations on a comparable basis, adjusted for certain items and the impact of adoption of the new revenue recognition standard, increased 26% to $8.16, compared to $6.47 in the prior year. Certain items that impacted full year results and comparisons against the prior year are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release.
During 2018, the Company repurchased approximately 10 million Class A Ordinary Shares for approximately $1.4 billion at an average price of $143.94 per share.
Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, February 1, 2019 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.
About Aon
Aon plc (NYSE:AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.
Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect or natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services;  the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; and Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.
Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue growth, free cash flow, adjusted free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, restructuring, capital expenditures, the implementation of the new revenue recognition standard, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes the impact of the adoption of the new revenue recognition standard, foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, and fiduciary investment income. The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this press release are provided in the attached appendices.  Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. Adjusted free cash flow is free cash flow excluding certain near-term impacts resulting from the divestiture of the outsourcing businesses, including restructuring initiatives. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.
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Investor Contact:	Media Contact:
Investor Relations	Donna Mirandola
+1 312-381-3310	Vice President, Global External Communications
investor.relations@aon.com	+1 312-381-1532

Aon plc
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Twelve Months Ended
(millions, except per share data)	Dec 31, 2018	Dec 31, 2017	% Change	Dec 31, 2018	Dec 31, 2017	% Change
Revenue
Total revenue	$2,770	$2,909	(5)%	$10,770	$9,998	8%
Expenses
Compensation and benefits	1,601	1,640	(2)	6,103	6,003	2
Information technology	121	124	(2)	484	419	16
Premises	87	89	(2)	370	348	6
Depreciation of fixed assets	50	39	28	176	187	(6)
Amortization and impairment of intangible assets	101	100	1	593	704	(16)
Other general expenses	311	316	(2)	1,500	1,272	18
Total operating expenses	2,271	2,308	(2)	9,226	8,933	3
Operating income	499	601	(17)	1,544	1,065	45
Interest income	—	7	(100)	5	27	(81)
Interest expense	(70)	(71)	(1)	(278)	(282)	(1)
Other income (expense)	(8)	(131)	(94)	(25)	(125)	(80)
Income from continuing operations before income taxes	421	406	4	1,246	685	82
Income taxes (1)	137	389	(65)	146	250	(42)
Net income from continuing operations	284	17	1,571	1,100	435	153
Net income (loss) from discontinued operations	69	(29)	(338)	74	828	(91)
Net income	353	(12)	(3,042)	1,174	1,263	(7)
Less: Net income attributable to noncontrolling interests	8	7	14	40	37	8
Net income attributable to Aon shareholders	$345	$(19)	(1,916)%	$1,134	$1,226	(8)%

Basic net income per share attributable to Aon shareholders
Continuing operations	$1.14	$0.04	2,750%	$4.32	$1.54	181%
Discontinued operations (2)	0.28	(0.12)	(333)	0.30	3.20	(91)
Net income	$1.42	$(0.08)	(1,875)%	$4.62	$4.74	(3)%
Diluted net income per share attributable to Aon shareholders
Continuing operations	$1.13	$0.04	2,725%	$4.29	$1.53	180%
Discontinued operations (2)	0.28	(0.11)	(355)	0.30	3.17	(91)
Net income	$1.41	$(0.07)	(2,114)%	$4.59	$4.70	(2)%
Weighted average ordinary shares outstanding - basic	242.4	251.3	(4)%	245.2	258.5	(5)%
Weighted average ordinary shares outstanding - diluted	245.0	254.5	(4)%	247.0	260.7	(5)%

(1)
The effective tax rate from continuing operations was 32.5% and 95.8% for the three months ended December 31, 2018 and 2017, respectively, and 11.7% and 36.5% for the twelve months ended December 31, 2018 and 2017, respectively.

(2)
Upon triggering held for sale criteria in February 2017, Aon ceased depreciating and amortizing all long-lived assets included in discontinued operations. Total operating expenses for 2017 include $8 million of depreciation of fixed assets and $11 million of intangible asset amortization.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Dec 31, 2018	Dec 31, 2017	% Change	Revenue Recognition(1)	Less: Currency Impact (2)	Less: Fiduciary Investment Income (3)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (4)
Commercial Risk Solutions	$1,273	$1,226	4%	(1)%	(3)%	—%	4%	4%
Reinsurance Solutions	162	359	(55)	(61)	(2)	2	(2)	8
Retirement Solutions	509	489	4	—	(2)	—	2	4
Health Solutions	558	538	4	(2)	(2)	—	—	8
Data & Analytic Services	271	298	(9)	—	(2)	—	(16)	9
Elimination	(3)	(1)	NA	NA	NA	NA	NA	NA
Total revenue	$2,770	$2,909	(5)%	(8)%	(2)%	—%	(1)%	6%

	Twelve Months Ended
(millions)	Dec 31, 2018	Dec 31, 2017	% Change	Revenue Recognition(1)	Less: Currency Impact (2)	Less: Fiduciary Investment Income (3)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (4)
Commercial Risk Solutions	$4,652	$4,169	12%	—%	1%	—%	5%	6%
Reinsurance Solutions	1,563	1,429	9	(1)	2	1	—	7
Retirement Solutions	1,865	1,755	6	—	1	—	3	2
Health Solutions	1,596	1,515	5	(1)	—	—	1	5
Data & Analytic Services	1,105	1,140	(3)	—	—	—	(6)	3
Elimination	(11)	(10)	NA	NA	NA	NA	NA	NA
Total revenue	$10,770	$9,998	8%	—	1%	—%	2%	5%

(1)	Revenue Recognition represents the impact of Aon’s adoption of the new revenue recognition standard, effective for Aon in the first quarter of 2018.

(2)	Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.

(3)
Fiduciary Investment Income for the three months ended December 31, 2018 and 2017, respectively, was $16 million and $9 million. Fiduciary Investment Income for the twelve months ended December 31, 2018 and 2017, respectively, was $53 million and $32 million.

(4)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of the adoption of the new revenue recognition standard, changes in foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, and fiduciary investment income.

Free Cash Flow from Continuing Operations (Unaudited)

	Twelve Months Ended
(millions)	Dec 31, 2018	Dec 31, 2017	% Change
Cash Provided By Continuing Operating Activities	$1,686	$669	152%
Capital Expenditures Used for Continuing Operations	(240)	(183)	31
Free Cash Flow Provided by Continuing Operations (1)	$1,446	$486	198%

Adjustments:
Transaction costs associated with the divested business	—	45	(100)%
Income taxes on sale of the divested business	—	940	(100)
Restructuring plan initiatives (2)	491	307	60%
Free cash flow provided by continuing operations - as adjusted (3)	$1,937	$1,778	9%

(1)
Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

(2)	Restructuring plan cash payments include cash used to settle restructuring liabilities as well as payments made on capital expenditures under the program.

(3)
Certain noteworthy items impacting free cash flow from operating activities in 2018 and 2017 are described in this schedule. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended			Twelve Months Ended
(millions, except percentages)	Dec 31, 2018	Dec 31, 2017(2)	% Change	Dec 31, 2018	Dec 31, 2017(2)	% Change
Revenue from continuing operations	$2,770	$2,684	3%	$10,770	$9,985	8%

Operating income from continuing operations - as reported	$499	$436	14%	$1,544	$1,048	47%
Amortization and impairment of intangible assets(3)	101	100		593	704
Restructuring	119	96		485	497
Legacy Litigation	(3)	—		75	—
Regulatory and compliance matters	—	(14)		—	28
Operating income from continuing operations - as adjusted	$716	$618	16%	$2,697	$2,277	18%
Operating margin from continuing operations - as reported	18.0%	16.2%		14.3%	10.5%
Operating margin from continuing operations - as adjusted	25.8%	23.0%		25.0%	22.8%

	Three Months Ended			Twelve Months Ended
(millions, except per share data)	Dec 31, 2018	Dec 31, 2017(2)	% Change	Dec 31, 2018	Dec 31, 2017(2)	% Change
Operating income from continuing operations - as adjusted	$716	$618	16%	$2,697	$2,277	18%
Interest income	—	7	(100)	5	27	(81)
Interest expense	(70)	(71)	(1)	(278)	(282)	(1)
Other income (expense):
Other income (expense) - pensions - as adjusted	11	16	(31)	38	42	(10)
Other income (expense) - other	(14)	(19)	(26)	(26)	(39)	(33)
Total Other income (expense) - as adjusted (4)	(3)	(3)	—	12	3	300
Income before income taxes from continuing operations - as adjusted	643	551	17	2,436	2,025	20
Income taxes - as adjusted (5)	106	81	31	379	301	26
Net income from continuing operations - as adjusted	537	470	14	2,057	1,724	19
Less: Net income attributable to noncontrolling interests	8	7	14	40	37	8
Net income attributable to Aon shareholders from continuing operations - as adjusted	$529	$463	14%	$2,017	$1,687	20%
Net income (loss) from discontinued operations - as adjusted(6)	$(4)	$(4)	—%	$(8)	$56	(114)%
Net income - as adjusted	$525	$459	14%	$2,009	$1,743	15%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$2.16	$1.82	19%	$8.16	$6.47	26%
Discontinued operations - as adjusted	(0.02)	(0.02)	—	(0.03)	0.22	(114)
Net income - as adjusted	$2.14	$1.80	19%	$8.13	$6.69	22%
Weighted average ordinary shares outstanding - diluted	245.0	254.5	(4)%	247.0	260.7	(5)%
Effective Tax Rates (5)
Continuing Operations - U.S. GAAP	32.5%	95.8%		11.7%	36.5%
Continuing Operations - Non-GAAP	16.5%	14.7%		15.6%	14.9%
Discontinued Operations - U.S. GAAP	1,437.2%	17.7%		15,949.3%	58.9%
Discontinued Operations - Non-GAAP (6)	20.1%	72.9%		29.7%	11.7%

(1)
Certain noteworthy items impacting operating income in 2018 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures. In the first quarter of 2018, Aon adopted new accounting guidance related to the treatment of revenue from contracts with customers that was applied prospectively on its U.S. GAAP financial statements in accordance with FASB standards, and therefore comparable prior periods were not restated.  On pages 11 through 15 of this press release, the Company has included unaudited pro forma consolidated results that present the retrospective impact of the new standard as if it were in effect for the comparable periods ended September 30, 2017.  We use this supplemental information to help us and our investors evaluate business growth from core operations.  Please see the U.S. GAAP financial statements included as Exhibit 99.2 to the Company’s Form 8-K filed on October 26, 2018 for a reconciliation in accordance with FASB standards.

(2)	The historical period presented above has been adjusted retrospectively to reflect changes in accounting guidance related to revenue recognition, effective for Aon in the first quarter of 2018.

(3)
Included in the twelve months ended December 30, 2018 was a $176 million non-cash impairment charges taken on certain assets and liabilities held for sale. Included in the twelve months ended December 31, 2017 was a $380 million non-cash impairment charge taken on indefinite-lived tradenames.

(4)
Adjusted Other income (expense) excludes Pension settlement charges of $5 million and $37 million for three and twelve months ended December 31, 2018, respectively. Adjusted Other income (expense) excludes Pension settlement charges of $128 million for three and twelve months ended December 31, 2017.

(5)
Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring plan expenses, legacy litigation, accelerated tradename amortization, impairment charges, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the sale of certain assets and liabilities previously classified as held for sale, as well as the tax adjustments to finalize the 2017 accounting for the impact of US Tax Reform recorded pursuant to SAB 118.

(6)
Adjusted net income from discontinued operations excludes the gain on sale of discontinued operations of $73 million and $82 million for the three and twelve months ended December 31, 2018, respectively. Net income from discontinued operations was primarily driven by tax adjustments related to finalizing the 2017 accounting for US Tax Reform pursuant to SAB 118. Adjusted net income from discontinued operations excludes a reduction to the gain on sale of discontinued operations of $24 million and a gain on sale of discontinued operations of $779 million and $0 million and $11 million of intangible asset amortization for the three and twelve months ended December 31, 2017, respectively. The effective tax rate was further adjusted for the applicable tax impact associated with the gain on sale and intangible asset amortization, as applicable.

Aon plc
Pro Forma Historical Reconciliation of Reported Non-GAAP Measures to Non-GAAP Measures Adjusted for Changes in Accounting Guidance (Unaudited)(1)(2)

	Three months ended December 31, 2017			Twelve months ended December 31, 2017
(millions, except per share data)	As Reported(3)	Revenue Recognition	Pro Forma	As Reported(3)	Revenue Recognition	Pro Forma
Revenue
Commercial Risk Solutions	$1,226	$(8)	$1,218	$4,169	$(6)	$4,163
Reinsurance Solutions	359	(206)	153	1,429	(3)	1,426
Retirement Solutions	489	—	489	1,755	(1)	1,754
Health Solutions	538	(12)	526	1,515	(3)	1,512
Data & Analytic Services	298	1	299	1,140	—	1,140
Elimination	(1)	—	(1)	(10)	—	(10)
Total revenue	2,909	(225)	2,684	9,998	(13)	9,985
Expenses
Compensation and benefits	1,640	(72)	1,568	6,003	4	6,007
Information technology	124	—	124	419	—	419
Premises	89	—	89	348	—	348
Depreciation of fixed assets	39	—	39	187	—	187
Amortization and impairment of intangible assets	100	—	100	704	—	704
Other general expenses	316	12	328	1,272	—	1,272
Total operating expenses	2,308	(60)	2,248	8,933	4	8,937
Operating income	601	(165)	436	1,065	(17)	1,048
Amortization and impairment of intangible assets	100	—	100	704	—	704
Restructuring	96	—	96	497	—	497
Regulatory and compliance matters	(14)	—	(14)	28	—	28
Transaction costs	—	—	—	—	—	—
Operating income - as adjusted	783	(165)	618	2,294	(17)	2,277
Operating margin from continuing operations - as adjusted	26.9%		23.0%	22.9%		22.8%
Interest income	7	—	7	27	—	27
Interest expense	(71)	—	(71)	(282)	—	(282)
Other income (expense):
Other income (expense) - pensions - as adjusted (4)	16	—	16	42	—	42
Other income (expense) - other(5)	(19)	—	(19)	(39)	—	(39)
Total Other income (expense) - as adjusted	(3)	—	(3)	3	—	3
Income before income taxes from continuing operations - as adjusted	716	(165)	551	2,042	(17)	2,025
Income taxes - as adjusted(6)	111	(30)	81	305	(4)	301
Income from continuing operations - as adjusted	605	(135)	470	1,737	(13)	1,724
Less: Net income attributable to noncontrolling interests	7	—	7	37	—	37
Net income from continuing operations attributable to Aon shareholders - as adjusted	$598	$(135)	$463	$1,700	$(13)	$1,687
Diluted earnings per share from continuing operations - as adjusted	$2.35	$(0.53)	$1.82	$6.52	$(0.05)	$6.47
Weighted average ordinary shares outstanding - diluted	254.5	254.5	254.5	260.7	260.7	260.7

(1)	Certain noteworthy items impacting operating income in 2017 and 2018 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)	The historical periods presented above have been adjusted retrospectively to reflect Aon's adoption of the new revenue recognition standard in the first quarter of 2018.

(3)	Reported results above reflect the retrospective adoption of the new pension accounting guidance effective for Aon in the first quarter of 2018.

(4)
Other income (expense) is adjusted to exclude the pension settlement charge taken within the period. The adjustment was previously taken within operating income prior to the adoption of the new pension guidance. Adjusted Other income (expense) excludes Pension settlement charges of $128 million for three and twelve months ended December 31, 2017.

(5)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. Had the Company included it, Other income (expense) in the Revenue Recognition column would have been $1 million and (11) million, respectively, for the three and twelve months ended December 31, 2017.

(6)
The non-GAAP effective tax rate reported was 15.5% and 14.9%, respectively, for the three and twelve months ended December 31, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring charges, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the provisional estimates of the impact of U.S. Tax Reform recorded pursuant to SAB 118. The non-GAAP effective tax rate for continuing operations, adjusted for the change in accounting guidance was 14.7% and 14.9%, respectively, for the three and twelve months ended December 31, 2017.

Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Dec 31, 2017	Dec 31, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commercial Risk Solutions	$1,218	$1,088	12%	3%	—%	4%	5%
Reinsurance Solutions	153	131	17%	(3)%	1%	(1)%	20%
Retirement Solutions	489	441	11%	3%	—%	4%	4%
Health Solutions	526	522	1%	1%	—%	(6)%	6%
Data & Analytic Services	299	256	17%	2%	—%	3%	12%
Elimination	(1)	(2)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,684	$2,436	10%	2%	—%	1%	7%

	Twelve Months Ended
(millions)	Dec 31, 2017	Dec 31, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commercial Risk Solutions	$4,163	$3,931	6%	—%	—%	4%	2%
Reinsurance Solutions	1,426	1,367	4%	(2)%	—%	—%	6%
Retirement Solutions	1,754	1,707	3%	(1)%	—%	1%	3%
Health Solutions	1,512	1,358	11%	—%	—%	4%	7%
Data & Analytic Services	1,140	1,050	9%	—%	—%	4%	5%
Elimination	(10)	(8)	N/A	N/A	N/A	N/A	N/A
Total revenue	$9,985	$9,405	6%	—%	—%	2%	4%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, and fiduciary investment income.

Aon plc
Pro Forma Historical Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations as Adjusted for Changes in Accounting Guidance (Unaudited) (1)(2)

	Pro Forma Periods										Reported Period
	Three Months Ended (5)				Full Year 2016 (5)	Three Months Ended (6)				Full Year 2017 (6)	Three Months Ended (7)				Full Year 2018(7)
(millions, except per share data)	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016		Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017		Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 30, 2018
Revenue
Commercial Risk Solutions	$969	$990	$884	$1,088	$3,931	$989	$1,041	$915	$1,218	$4,163	$1,184	$1,166	$1,029	$1,273	$4,652
Reinsurance Solutions	667	335	234	131	1,367	671	345	257	153	1,426	742	380	279	162	1,563
Retirement Solutions	396	405	465	441	1,707	385	388	492	489	1,754	424	431	501	509	1,865
Health Solutions	338	253	245	522	1,358	428	281	277	526	1,512	451	309	278	558	1,596
Data & Analytic Services	263	271	260	256	1,050	273	281	287	299	1,140	294	277	263	271	1,105
Elimination	(2)	(1)	(3)	(2)	(8)	—	(4)	(5)	(1)	(10)	(5)	(2)	(1)	(3)	(11)
Total revenue	$2,631	$2,253	$2,085	$2,436	$9,405	$2,746	$2,332	$2,223	$2,684	$9,985	$3,090	$2,561	$2,349	$2,770	$10,770
Expenses
Compensation and benefits	1,444	1,372	1,293	1,417	5,526	1,548	1,471	1,420	1,568	6,007	1,616	1,494	1,392	1,601	6,103
Information technology	83	99	99	105	386	88	98	109	124	419	115	123	125	121	484
Premises	82	89	86	86	343	84	86	89	89	348	93	96	94	87	370
Depreciation of fixed assets	38	41	39	44	162	54	54	40	39	187	39	47	40	50	176
Amortization of intangible assets	37	38	42	40	157	43	460	101	100	704	110	282	100	101	593
Other general expenses	270	230	257	279	1,036	307	330	307	328	1,272	318	535	336	311	$1,500
Total operating expenses	1,954	1,869	1,816	1,971	7,610	2,124	2,499	2,066	2,248	8,937	2,291	2,577	2,087	2,271	9,226
Operating income	677	384	269	465	1,795	622	(167)	157	436	1,048	799	(16)	262	499	1,544
Amortization of intangible assets	37	38	42	40	157	43	460	101	100	704	110	282	100	101	593
Restructuring	—	—	—	—	—	144	155	102	96	497	74	195	97	119	485
Legacy Litigation	—	—	—	—	—	—	—	—	—	—	—	103	(25)	(3)	75
Regulatory and compliance matters	—	—	—	—	—	—	34	8	(14)	28	—	—	—	—	—
Transaction costs	—	—	—	15	15	—	—	—	—	—	—	—	—	—	—
Operating income - as adjusted	714	422	311	520	1,967	809	482	368	618	2,277	983	564	434	716	2,697
Operating margin from continuing operations - as adjusted	27.1%	18.7%	14.9%	21.3%	20.9%	29.5%	20.7%	16.6%	23.0%	22.8%	31.8%	22.0%	18.5%	25.8%	25.0%
Interest income	2	3	1	3	9	2	8	10	7	27	4	1	—	—	5
Interest expense	(69)	(73)	(70)	(70)	(282)	(70)	(71)	(70)	(71)	(282)	(70)	(69)	(69)	(70)	(278)
Other income (expense):
Other income (expense) - pensions - as adjusted (3)	11	11	12	13	47	8	9	9	16	42	9	9	9	11	38
Other income (expense) - other - as adjusted (4)	18	(1)	10	9	36	(10)	(5)	(5)	(19)	(39)	(17)	4	1	(14)	(26)
Total Other income (expense) - as adjusted (3)(4)	29	10	22	22	83	(2)	4	4	(3)	3	(8)	13	10	(3)	12
Income before income taxes from continuing operations - as adjusted	676	362	264	475	1,777	739	423	312	551	2,025	909	509	375	643	2,436
Income taxes	107	53	35	49	244	98	68	54	81	301	150	75	48	106	$379
Income from continuing operations - as adjusted	569	309	229	426	1,533	641	355	258	470	1,724	759	434	327	537	2,057
Less: Net income attributable to noncontrolling interests	12	8	7	7	34	14	9	7	7	37	16	10	6	8	$40
Net income attributable to Aon shareholders from continuing operations - as adjusted	$557	$301	$222	$419	$1,499	$627	$346	$251	$463	$1,687	$743	$424	$321	529	2,017
Diluted earnings per share from continuing operations - as adjusted	$2.04	$1.12	$0.82	$1.56	$5.55	$2.35	$1.31	$0.98	$1.82	$6.47	$2.97	$1.71	$1.31	$2.16	$8.16
Weighted average ordinary shares outstanding - diluted	273.7	269.8	269.6	268.3	270.3	267.0	264.3	257.3	254.5	260.7	250.2	247.4	245.6	245.0	247.0

Notes

(1)	Certain noteworthy items impacting operating income in 2016 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The historical periods presented above have been adjusted retrospectively to reflect Aon’s adoption of the new revenue recognition standard in the first quarter of 2018. For a complete reconciliation of prior period reported balances to the pro forma adjusted balances above, please refer to our press release issued on February 2, 2018.

(3)
Adjusted Other income (expense) excludes pension settlement charges taken within each respective period. Pension settlement charges were $62 million for the three months ended June 30, 2016, and $158 million and $220 million for the three and twelve months ended December 31, 2016, respectively. Pension settlement charges were $128 million for the three and twelve months ended December 31, 2017. Pension settlement chargers were $7 million, $16 million, $9 million, and $5 million, respectively, for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018, and $37 million for the twelve months ended December 31, 2018.

(4)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. The impact on Other income (expense) of foreign currency due to this new guidance was $(3) million, $5 million, $1 million, and $4 million, respectively, for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 and $7 million for the twelve months ended December 31, 2016. The impact on Other income (expense) of foreign currency due to this new guidance was $(2) million, $(4) million, $(6) million, and $1 million, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and $(11) million for the twelve months ended December 31, 2017.

(5)
The non-GAAP effective tax rates reported were 15.7%, 14.9%, 14.2%, and 12.0%, respectively, for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 and 13.9% for the twelve months ended December 31, 2016. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with non-cash pension settlements and transaction costs which are adjusted at the related jurisdictional rate. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 15.8%, 14.6%, 13.3%, and 10.3% for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016, and 13.7% for the twelve months ended December 31, 2016.

(6)
The non-GAAP effective tax rates reported were 11.1%, 15.6%, 17.5%, and 15.5%, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlements, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the provisional estimates of the impact of U.S. Tax Reform recorded pursuant to SAB 118. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 13.3%, 16.1%, 17.3%, and 14.7% for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017.

(7)
The non-GAAP effective tax rates reported were 16.5%, 14.7%, 12.8%, and 16.5% respectively, for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018 and 15.6% for the twelve months ended December 31, 2018. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, legacy litigation, accelerated tradename amortization, impairment charges, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the sale of certain assets and liabilities previously classified as held for sale, as well as the tax adjustments to finalize the 2017 accounting for the impact of US Tax Reform recorded pursuant to SAB 118.

Aon plc
Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	December 31, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$656	$756
Short-term investments	172	529
Receivables, net	2,760	2,478
Fiduciary assets (1)	10,166	9,625
Other current assets	618	289
Total Current Assets	14,372	13,677
Goodwill	8,171	8,358
Intangible assets, net	1,149	1,733
Fixed assets, net	588	564
Deferred tax assets	561	389
Prepaid pension	1,133	1,060
Other non-current assets	448	307
Total Assets	$26,422	$26,088

Liabilities and equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$1,943	$1,961
Short-term debt and current portion of long-term debt	251	299
Fiduciary liabilities	10,166	9,625
Other current liabilities	936	870
Total Current Liabilities	13,296	12,755
Long-term debt	5,993	5,667
Deferred tax liabilities	181	127
Pension, other postretirement, and postemployment liabilities	1,636	1,789
Other non-current liabilities	1,097	1,102
Total Liabilities	22,203	21,440

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	5,965	5,775
Retained earnings	2,093	2,302
Accumulated other comprehensive loss	(3,909)	(3,496)
Total Aon Shareholders' Equity	4,151	4,583
Noncontrolling interests	68	65
Total Equity	4,219	4,648
Total liabilities and equity	$26,422	$26,088

(1)	Includes cash and short-term investments of $3,866 million and $3,743 million for the periods ended December 31, 2018 and 2017, respectively.

Aon plc
Consolidated Statements of Cash Flows (Unaudited)

	Year ended December 31
(millions)	2018	2017
Cash flows from operating activities
Net income	$1,174	$1,263
Less: Income from discontinued operations, net of income taxes	74	828
Adjustments to reconcile net income to cash provided by operating activities:
Loss (gain) from sales of businesses and investments, net	6	16
Depreciation of fixed assets	176	187
Amortization and impairment of intangible assets	593	704
Share-based compensation expense	338	319
Deferred income taxes	(225)	(18)
Change in assets and liabilities:
Fiduciary receivables	(679)	171
Short-term investments — funds held on behalf of clients	(320)	(135)
Fiduciary liabilities	999	(36)
Receivables, net	(127)	(254)
Accounts payable and accrued liabilities	25	96
Restructuring reserves	23	172
Current income taxes	34	(914)
Pension, other postretirement and other postemployment liabilities	(259)	(66)
Other assets and liabilities	2	(8)
Cash provided by operating activities - continuing operations	1,686	669
Cash provided by operating activities - discontinued operations	—	65
Cash provided by operating activities	1,686	734

Cash flows from investing activities
Proceeds from investments	71	68
Payments for investments	(80)	(64)
Net sales (purchases) of short-term investments — non-fiduciary	348	(232)
Acquisition of businesses, net of cash acquired	(58)	(1,029)
Sale of businesses, net of cash sold	(10)	4,246
Capital expenditures	(240)	(183)
Cash provided by investing activities - continuing operations	31	2,806
Cash used for investing activities - discontinued operations	—	(19)
Cash provided by investing activities	31	2,787

Cash flows from financing activities
Share repurchase	(1,470)	(2,399)
Issuance of shares for employee benefit plans	(149)	(121)
Issuance of debt	5,754	1,654
Repayment of debt	(5,417)	(1,999)
Cash dividends to shareholders	(382)	(364)
Noncontrolling interests and other financing activities	(35)	(36)
Cash provided by financing activities - continuing operations	(1,699)	(3,265)
Cash provided by financing activities - discontinued operations	—	—
Cash provided by financing activities	(1,699)	(3,265)

Effect of exchange rates on cash and cash equivalents	(118)	69
Net increase (decrease) in cash and cash equivalents	(100)	325
Cash and cash equivalents at beginning of period	756	431
Cash and cash equivalents at end of year(1)	$656	$756

(1)	Includes $0 million and $0 million of discontinued operations at December 31, 2018 and 2017, respectively.

Aon plc
Restructuring Plan (Unaudited) (1)

	Three months ended December 31, 2018	Twelve months ended December 31, 2018	Inception to Date	Estimated Remaining Costs	Estimated Total Cost (2)
Workforce reduction	$31	$115	$414	$36	$450
Technology rationalization	17	47	80	50	130
Lease consolidation	4	28	36	29	65
Asset impairments	2	13	39	11	50
Other costs associated with restructuring and separation (3)	65	282	413	117	530
Total restructuring and related expenses	$119	$485	$982	$243	$1,225

(1)
In the Consolidated Statements of Income, Workforce reductions are included in "Compensation and benefits," Technology rationalization is included in "Information technology," Lease consolidations are included in "Premises," Asset impairments are included in "Depreciation of fixed assets," and Other costs associated with restructuring and separation are included in "Other general expenses" depending on the nature of the expense.

(2)
Actual costs, when incurred, may vary due to changes in the assumptions built into the plan. Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in assumptions underlying sublease loss calculation due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives. Estimated allocations between categories may be revised in future periods as these assumptions are updated.

(3)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs, and consulting and legal fees. These costs are generally recognized when incurred.